EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

STRUCTURED INVESTMENT OPTION RIDER

This Rider is part of the Contract and its provisions apply in lieu of any Contract provisions to the contrary. There are new definitions in this Rider which are introduced below. All capitalized terms not defined herein shall have the meaning ascribed to such terms in the Contract. This Rider applies only if the Structured Investment Option is available under your Contract.

In this Rider, “we”, “our” and “us” mean Equitable Financial Life Insurance Company of America (“Equitable”), “you” and “your” refer to the “Annuitant” who is issued an individual Contract and “Rider” means this Rider.

Subject to the terms and conditions of this Rider, you may make allocations to the Structured Investment Option with this flexible premium deferred fixed and variable and index-linked annuity Contract, as described below.

[This Rider is effective upon the Contract Date.]

PART I - DEFINITIONS

The following Section is replaced, as follows:

SECTION 1.16 INVESTMENT OPTION

‘‘Investment Option’’ means the Structured Investment Option, the Guaranteed Interest Option, a Segment Type Holding Account, a Separate Account or a Variable Investment Option of a Separate Account.

The following Section is added:

SECTION 1.22A STRUCTURED INVESTMENT OPTION

“Structured Investment Option” means the Segments described in Part II A of this Rider. The Annuity Account Value in the Structured Investment Option is the sum of your Annuity Account Value in the Segments.

The following Section is replaced, as follows:

SECTION 1.24 VARIABLE INVESTMENT OPTION

“Variable Investment Option” means a Separate Account or a subdivision of a Separate Account available under the Contract and includes the Segment Type Holding Account(s), unless otherwise noted. A Variable Investment Option may invest its assets in an Investment Fund.

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Part II A is added to the Contract, as follows:

PART II A – STRUCTURED INVESTMENT OPTION

SECTION 2A.01 DEFINITIONS

In this Part II A, we define certain terms that are used in connection with the Structured Investment Option.

SECTION 2A.01(a) INDEX

“Index” means the reference price, not including dividends, used to determine the Segment Rate of Return for a Segment Type. The currently designated Indices are shown in the Data Pages.

SECTION 2A.01(b) INDEX PERFORMANCE RATE

“Index Performance Rate” means, for any Segment, the percentage change in the value of the related Index from the Segment Start Date to the Segment Maturity Date. This calculation, called the point-to-point method, compares the change in the Index between two discrete points in time, namely the Segment Start Date and the Segment Maturity Date. In certain instances, an Index may not publish a price on a Segment Start Date or Segment Maturity Date in which case we will use the last published price as the price on such a Segment Start Date, or Segment Maturity Date for purposes of calculating the Index Performance Rate. The Index Performance Rate may be positive or negative.

SECTION 2A.01(c) PARTICIPATION RATE

The “Participation Rate” determines how much of the Index Performance Rate is used to calculate the Segment Rate of Return on the Segment Maturity Date. Segment Types may have different Participation Rates.

The current Participation Rate is [100%] for [all Segments].

SECTION 2A.01(d) PERFORMANCE CAP RATE

“Performance Cap Rate” generally means the highest Segment Rate of Return that can be credited on a Segment Maturity Date. We set the Performance Cap Rate for each new Segment on the Segment Start Date. We reserve the right to set the Performance Cap Rate at any time on or prior to the Segment Start Date. The Performance Cap Rate may vary between Segments and may also vary on a class basis as to a particular Segment or Segments.

SECTION 2A.01(e) SEGMENT

“Segment” means an Investment Option we establish with a specific Index, Segment Duration, Segment Buffer, Segment Maturity Date, Performance Cap Rate, and Participation Rate.

SECTION 2A.01(f) SEGMENT BUFFER

“Segment Buffer” means the maximum percentage decline in the performance of an Index during a Segment Duration that will be absorbed under the Contract with no resulting reduction in the Segment Maturity Value for a Segment held until its Segment Maturity Date. Any percentage decline in the Segment’s Index Performance Rate multiplied by the Participation Rate that is in excess of the Segment Buffer reduces your Segment Maturity Value.

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SECTION 2A.01(g) SEGMENT DURATION

“Segment Duration” means the period from the Segment Start Date to the Segment Maturity Date.

SECTION 2A.01(h) SEGMENT INTERIM VALUE

“Segment Interim Value” means the Annuity Account Value in a Segment prior to the Segment Maturity Date.

SECTION 2A.01(i) SEGMENT INVESTMENT

“Segment Investment” means the amount of your initial allocation to a Segment, adjusted for transfers out and withdrawals from a Segment.

SECTION 2A.01(j) SEGMENT MATURITY DATE

The Segment Maturity Date is generally [the] [first] [and] [third] [Thursday] (as determined by the Segment Start Date and the Segment Duration) of the same month and week as the Segment Start Date in the calendar year in which the Segment Duration ends. If the Segment Maturity Date falls on a non-Business Day, the Segment Maturity Date will be the prior Business Day.

SECTION 2A.01(k) SEGMENT MATURITY VALUE

“Segment Maturity Value” means the sum of your Segment Investment and your Segment Return Amount in a Segment on the Segment Maturity Date as described in Section 2B.05 of this Rider.

SECTION 2A.01(l) SEGMENT PARTICIPATION REQUIREMENTS

“Segment Participation Requirements” means the requirements that must be met before we transfer amounts either from a Segment Type Holding Account to a Segment or from a Segment on a Segment Maturity Date to the same Segment Type as the maturing Segment on a Segment Start Date. The Segment Participation Requirements are described in Section 3A.01.

SECTION 2A.01(m) SEGMENT RATE OF RETURN

Your Segment Rate of Return is determined as described in the table below:

If the Index Performance Rate multiplied by the Participation Rate:	Then the Segment Rate of Return will be:
Exceeds the Performance Cap Rate	Equal to the Performance Cap Rate

Is positive but is less than or equal to the Performance Cap Rate	Equal to the Index Performance Rate multiplied by the Participation Rate

Is between zero and the Segment Buffer inclusive	Equal to 0%

Is more negative than the Segment Buffer	Negative, to the extent the percentage decline exceeds the Segment Buffer

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SECTION 2A.01(n) SEGMENT RETURN AMOUNT

“Segment Return Amount” means an amount equal to the Segment Rate of Return multiplied by your Segment Investment on the Segment Maturity Date. The Segment Return Amount is added to, or subtracted from, the Segment Investment to determine your Segment Maturity Value as described in Section 2B.05.

SECTION 2A.01(o) SEGMENT START DATE

“Segment Start Date” means the Business Day on which a Segment begins. A Segment Start Date must occur on a Business Day.

The Segment Start Date is generally [the] [first] [and] [third] [Thursday] of each month. If the Segment Start Date falls on a non-Business Day, the Segment Start Date will be the prior Business Day.

SECTION 2A.01(p) SEGMENT TRANSACTION DATE

“Segment Transaction Date” means a Business Day on which new Segments begin and existing Segments end. The Segment Transaction Dates are generally [the] [first] [and] [third] [Thursday] of each month. If the Segment Transaction Date falls on a non-Business Day, the Segment Transaction Date will be the prior Business Day.

SECTION 2A.01(q) SEGMENT TYPE

“Segment Type” means all Segments that have the same Index, Segment Duration, Segment Buffer, and Participation Rate. The Segment Types currently available on the Contract Date are shown in the Data Pages.

SECTION 2A.01(r) SEGMENT TYPE HOLDING ACCOUNT

“Segment Type Holding Account” means an account that holds contributions and transfers allocated to a Segment Type pending investment in a Segment. There is a Segment Type Holding Account for each Segment Type. A Segment Type Holding Account is a Variable Investment Option and is currently part of the [EQ/Money Market Variable Investment Option]. We have the right to designate another Investment Option for purposes of the Segment Type Holding Account. We will notify you of any such change prior to our use of any alternative Investment Option for the Segment Type Holding Account.

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Part II B is added to the Contract, as follows:

OPERATION OF THE STRUCTURED INVESTMENT OPTION

SECTION 2B.02 INVESTMENT IN A SEGMENT ON A SEGMENT START DATE

We may establish new Segments on Segment Start Dates. Your Annuity Account Value in a Segment Type Holding Account is automatically transferred to the next new Segment that we establish in that Segment Type on its Segment Start Date, as provided in Section 3A.01.

SECTION 2B.03 ALLOCATION OPTIONS ON A SEGMENT MATURITY DATE

We will notify you at least [45] days prior to a Segment Maturity Date.

If you have not provided us with instructions for allocation of the Segment Maturity Value, your Segment Maturity Value will be transferred to the same Segment Type as the maturing Segment except that if the next Segment to be created in the Segment Type would not meet the Segment Participation Requirements or that Segment Type has been terminated, we will instead transfer your Segment Maturity Value to the [EQ/Money Market Variable Investment Option].

On your Segment Maturity Date, we will reallocate the Segment Maturity Value based on your instructions on file among the available Investment Options, unless you request either a withdrawal or transfer of any portion of your Segment Maturity Value, or a combination thereof, in which case, we will process withdrawals before transfers. If there are any amounts remaining after your withdrawal and transfer requests are processed, then a reallocation of your remaining Segment Maturity Value will be processed based on your instructions on file. You may change your instructions on file at any time by sending us the proper form in good order. Changes will be effective on the Business Day of receipt by us, but for any particular Segment Maturity Date, the change must be received by us, in good order, before the Segment Maturity Date.

SECTION 2B.04 SEGMENT INTERIM VALUE

We determine the Segment Interim Value of your investment in a Segment on each Business Day based on the estimated current value of financial instruments representing our obligation to provide your Segment Maturity Value on the Segment Maturity Date.

Your Segment Interim Value will not exceed the sum of (i) your Segment Investment plus (ii) your Segment Investment multiplied by the portion of the Segment’s Performance Cap Rate corresponding to the elapsed portion of the Segment’s Duration.

We may determine this cap on the Segment Interim Value on a periodic basis, such as monthly or quarterly, rather than daily.

SECTION 2B.05 SEGMENT MATURITY VALUE

We determine your Segment Maturity Value on the Segment Maturity Date based on your Segment Rate of Return as shown in the table in Section 2A.01(m) and your Segment Return Amount as described in Section 2A.01(n). Your Segment Maturity Value is the sum of your Segment Investment plus your Segment Return Amount on the Segment Maturity Date.

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A Segment ends upon its Segment Maturity Date. Upon maturity of a Segment, the Segment Maturity Value is transferred as described in Section 2B.03.

SECTION 2B.06 DISCONTINUATION OF OR SUBSTANTIAL CHANGE TO THE INDEX

We have the right, subject to compliance with applicable law, to:

(a)	substitute an alternative Index if the publication of the Index is discontinued, or, at our sole discretion, we determine that our use of the Index should be discontinued; or

(b)

end a Segment if an Index is discontinued or otherwise becomes unavailable to us and no reasonable alternative is then available for substitution of such Index. If we end a Segment before its scheduled Segment Maturity Date, we will determine a Segment Maturity Value in accordance with our procedures for an unscheduled close day, as described in Section 2B.08.

We will notify you of any of the above actions we take.

SECTION 2B.07 CHANGES TO SEGMENT TYPES AND SEGMENTS

We reserve the right to change the Segment Start Date and/or Segment Maturity Date, to change the frequency with which we offer new Segments, to stop offering them, or to temporarily suspend offering new Segments. We also reserve the right to add new Segment Types. We will notify you of any of the above actions we take.

If we temporarily suspend the offering of new Segments for a Segment Type, amounts invested in the Segment Type Holding Account for that Segment Type will remain in the Segment Type Holding Account until the next Segment Start Date that Segment Participation Requirements are met on or after the date we lift the suspension or until you instruct us to transfer amounts out of the Segment Type Holding Account.

If the offering of a Segment Type is terminated, amounts invested in a Segment Type Holding Account will be transferred to the [EQ/Money Market Variable Investment Option]. If the terminated Segment is included in your allocation instructions on file, it will be replaced with the [EQ/Money Market Variable Investment Option].

SECTION 2B.08 EFFECT OF AN UNSCHEDULED CLOSE DAY

An unscheduled close day for any given Segment Type is a Business Day on which the value of the Index for the Segment Type is scheduled to be published but is not published. If an unscheduled close day occurs between a Segment Start Date and a Segment Maturity Date, we may defer withdrawals and transfers from that Segment as described in Section 9A.03 of this Rider. We may also apply the procedures described in Section 2B.06 of this Rider.

SECTION 2B.09 SEPARATE ACCOUNT FOR THE STRUCTURED INVESTMENT OPTION

For all Contracts that offer the Structured Investment Option, we hold in our Separate Account No. [69A] an amount equal to the Cash Values for the Structured Investment Option attributable to those Contracts. We have established this Separate Account and maintain it in accordance with the laws of the state of Arizona. Income, realized and unrealized gains and losses from the assets

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in this Separate Account are credited to or charged against it without regard to our other income, gains or losses. Assets are placed in this Separate Account to support the Contract and other annuity contracts. The assets of the Separate Account are our property. You do not participate in the performance of the Separate Account. We may transfer assets of the Separate Account in excess of reserves and other liabilities with respect to such account to another Separate Account or to our general account.

We may, at our discretion, invest assets of the account in any investment permitted by applicable law. We may rely exclusively on the opinion of counsel (including counsel in our employ) as to what investments we may make as law permits.

We have the right, subject to compliance with applicable law, to:

(a)	add new separate accounts to be used for the same purpose as Separate Account No. [69A],

(b)	divide the Separate Account into two or more separate accounts to be used for the same purpose, and

(c)	combine this Separate Account with any other separate account that is used for the same purpose.

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Part III A is added to the Contract, as follows:

PART III A – CONTRIBUTIONS AND ALLOCATIONS

SECTION 3A.01 CONTRIBUTIONS AND ALLOCATIONS TO THE STRUCTURED INVESTMENT OPTION

Contributions (including on-going payroll deductions, rollover and transfer Contributions) and transfers from other Investment Options allocated to a Segment are initially invested in the Segment Type Holding Account(s) until the next available Segment Start Date for that Segment, unless such allocation occurs on a Segment Transaction Date, in which case amounts are directly allocated to a Segment, provided that all Segment Participation Requirements are met. All amounts in a Segment Type Holding Account will be transferred into the Segment on the Segment Start Date, provided that all Segment Participation Requirements are met. Any such amounts, including the investment results of the Segment Type Holding Account are transferred from the Segment Type Holding Account to the designated Segment pursuant to the prior sentence.

While there is no minimum for [1-Year] Segments, the minimum amount that can be transferred into a Segment from the Segment Type Holding Account is stated below under “Segment Participation Requirements”. Once you have accumulated the minimum amount in the Segment Type Holding Account, if any, it will then be transferred into a Segment provided that all other Segment Participation Requirements are met.

Allocations must be in whole numbers and must total 100%. The maximum number of Segments, and the Segment Type Holding Account(s), that may be active under the Contract at any given time is [60]. You may not allocate amounts to more than [60] Segments and Segment Type Holding Accounts, combined at any one time. If (i) a transfer from a Segment Type Holding Account into a Segment or (ii) on a Segment Maturity Date, a transfer from a Segment to a Segment Type Holding Account would cause the Contract to exceed this limit, amounts will be transferred to the [EQ/Money Market Variable Investment Option] as described in the next sentence. If the total number of Segments scheduled to be established on the Segment Start Date would cause the Contract to exceed the [60] limit, amounts in Segment Type Holding Accounts, and amounts from maturing Segments scheduled to transfer into Segment Type Holding Accounts, will be allocated to the [EQ/Money Market Variable Investment Option] in order of those that would have established new Segments with the least initial Segment Investment first until the number of Segments scheduled to be established will no longer cause the Contract to exceed the limit of [60]. We will notify you if this number changes. Any such change will not affect the Segments in which you currently invest.

On a Segment Maturity Date, any Segment Maturity Value to be transferred to a new Segment pursuant to your Segment Maturity Date instructions, or as otherwise provided in Section 2B.05, is transferred to the designated Segment.

SEGMENT PARTICIPATION REQUIREMENTS

Unless otherwise provided in the Data Pages, the following Segment Participation Requirements must be met on a Segment Start Date in order for amounts to be transferred to a Segment from a Segment Type Holding Account:

(a)	the Segment is available,

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(b)	the Segment does not have a Segment Duration that extends beyond the Contract Maturity Date, and

(c)	a minimum of [$500] is in the Segment Type Holding Account for all [6-Year] Segments, (there is no minimum for [1-Year] Segments).

In general, amounts that are not invested in a Segment, because Segment Participation Requirements have not been met, will be held in the Segment Type Holding Account, and be transferred to the next new Segment for which the Segment Participation Requirements are met, as described in Section 4A.02. However, if Segment Participation Requirements have not been met because the Segment Type has been terminated, or if the Segment Maturity Date of that Segment Type would be later than the Contract Maturity Date, the amount to be invested in that Segment will be transferred to the [EQ/Money Market Variable Investment Option]. We may change the Participation Requirements and will provide you advance notice of any such change.

We reserve the right to suspend or terminate contributions into Segment Type Holding Account(s).

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Part IV A is added to the Contract, as follows:

PART IV A – TRANSFERS AMONG INVESTMENT OPTIONS

SECTION 4A.02 TRANSFER RULES

Transfer Rules – Applicable to the Structured Investment Option

We reserve the right to:

(a)	Limit transfers among or to the Segments and the Segment Type Holding Account(s) to no more than once every [30] days.

(b)	Require a minimum time period between each transfer into or out of Segments and the Segment Type Holding Account(s).

(c)	Establish a maximum dollar amount that may be transferred on any Segment Transaction Date among Segments and the Segment Type Holding Account(s).
(d)	Reject transfer requests from a person acting on behalf of multiple contract owners unless pursuant to a trading authorization agreement that we have accepted.

(e)	Suspend or terminate transfers into Segment Type Holding Account(s).

(f)	Not permit transfers out of a Segment once amounts are transferred (i) from a Segment Type Holding Account to a Segment or (ii) from one Segment to another on a Segment Transaction Date.

Additionally,

(1)

Amounts allocated to a Segment on a date other than a Segment Start Date are first applied to the Segment Type Holding Account and then are subsequently transferred automatically to the Segment on the next Segment Start Date.

(2)	You may not transfer amounts to an active Segment after its Segment Start Date.

(3)	You may transfer out of a Segment Type Holding Account on any date other than a Segment Start Date.

(4)	You may transfer amounts to a Segment on a Segment Transaction Date.

(5)	You may not transfer into a Segment Type Holding Account if the upcoming Segment would have a Segment Maturity Date that is later than the Contract Maturity Date.

(6)	Transfers on the Segment Start Date from a Segment Type Holding Account to a Segment are automatic provided the Segment Participation Requirements are met.

(7)	Amounts transferred out of a Segment before the Segment Maturity Date are subject to the Segment Interim Value as described in Section 2B.04 of this Rider.

Communication services may be restricted or denied if we determine that you used such services for market timing or other trading strategies that may disrupt operation of an Investment Option.

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Part V A is added to the Contract, as follows:

PART V A – WITHDRAWALS AND TERMINATION

SECTION 5A.01 WITHDRAWALS

Withdrawals will be processed on a pro-rata basis from your Annuity Account Value in the Variable Investment Options and the Guaranteed Interest Option. If there is insufficient value or no value in the Variable Investment Options and the Guaranteed Interest Option, any remaining portion of the withdrawal or the total amount of the withdrawal, as applicable, will be withdrawn from the Account for Special Dollar Cost Averaging. If there is insufficient value or no value in the Account for Special Dollar Cost Averaging, any additional amount required or the total amount of the withdrawal, as applicable, will be withdrawn from the Segment Type Holding Account(s) on a pro-rata basis. If there is insufficient value or no value in the Segment Type Holding Account(s), any additional amount required or the total amount of the withdrawal, as applicable, will be withdrawn from the Segments on a pro-rata basis.

Alternatively, you may provide specific instructions on how you wish withdrawals to be processed. You may provide withdrawal instructions for a specific Variable Investment Option(s) and/or Guaranteed Interest Option and/or Segment Type Holding Account(s) and/or Segment(s) from which to take the withdrawal. A specific dollar amount or percentage must be provided for each Variable Investment Option and/or Guaranteed Interest Option and/or Segment Type Holding Account and/or Segment and be stated in the withdrawal request. We reserve the right to not permit amounts to be withdrawn from Segments while there is any Annuity Account Value in the Variable Investment Options, the Guaranteed Interest Option and the Segment Type Holding Accounts.

SECTION 5A.05 LOANS

Loan Amount:

The Segment Interim Value will be used when calculating the amount available for a loan. The Annuity Account Value of the Segment can be used to satisfy the loan request. Unless you specify otherwise, the loan will be funded on a pro-rata basis from your Annuity Account Value in the Variable Investment Options and the Guaranteed Interest Option. If there is insufficient value or no value in the Variable Investment Options and the Guaranteed Interest Option, any additional amount required or the total amount of the loan, as applicable, will be deducted from the Account for Special Dollar Cost Averaging. If there is insufficient value or no value in the Account for Special Dollar Cost Averaging, any additional amount required or the total amount of the loan, as applicable, will be deducted from the Segment Type Holding Account(s) on a pro-rata basis. If there is insufficient value or no value in the Segment Type Holding Account(s), any additional amount required or the total amount of the loan, as applicable, will be deducted from the Segments on a pro-rata basis.

Repayments:

As your loan is repaid, amounts taken from a Segment for your loan cannot be allocated back into that Segment.

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SECTION 5A.06 HARDSHIP OR UNFORSEEABLE EMERGENCY WITHDRAWAL

The Annuity Account Value in the Segment(s) or Segment Interim Value will be used when calculating the amount available for a Hardship or Unforeseeable Emergency Withdrawal. The Annuity Account Value of the Segment(s) can be used to satisfy the request for a Hardship or Unforeseeable Emergency Withdrawal.

Unless you specify otherwise, this type of withdrawal will be funded on a pro-rata basis from your Annuity Account Value in the Variable Investment Options and the Guaranteed Interest Option. If there is insufficient value or no value in the Variable Investment Options and the Guaranteed Interest Option, any additional amount required or the total amount of the withdrawal, as applicable, will be withdrawn from the Account for Special Dollar Cost Averaging. If there is insufficient value or no value in the Account for Special Dollar Cost Averaging, any additional amount required or the total amount of the withdrawal, as applicable, will be withdrawn from the Segment Type Holding Account(s) on a pro-rata basis. If there is insufficient value or no value in the Segment Type Holding Account(s), any additional amount required or the total amount of the withdrawal, as applicable, will be withdrawn from the Segments on a pro-rata basis.

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Part VI A is added to the Contract, as follows:

PART VI A – PAYMENT UPON DEATH

SECTION 6A.02 PAYMENT UPON DEATH

Upon receipt of notification of your death, if we have not received the Beneficiary Requirements described above, the Contract will continue to remain invested in the Investment Options and no transactions will be permitted except as described in this paragraph with respect to the Structured Investment Option. We will not permit any transfers into a Segment. Amounts in a Segment Type Holding Account will be transferred to the [EQ/Money Market Variable Investment Option], on the Segment Start Date. For Segments in effect, on the Segment Maturity Date, amounts will be transferred to the [EQ/Money Market Variable Investment Option] for any Segments in effect prior to your death.

Effect of Death on Amounts Allocated to the Structured Investment Option

If any amounts are held under a Segment, amounts required for the payment of a Death Benefit will be withdrawn from the Segment as described in Section 5A.01 of this Rider. Amounts withdrawn from a Segment on a date other than the Segment Maturity Date will reflect the Segment Interim Value.

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Part VIII A is added to the Contract, as follows:

PART VIII A – CHARGES

SECTION 8A.02 ADMINISTRATIVE AND OTHER CHARGES DEDUCTED FROM ANNUITY ACCOUNT VALUE

As of each Processing Date, we will deduct Administrative Charges or other Charges related to the administration and/or distribution of this Contract. The Administrative Charge(s) will be deducted on a pro-rata basis from your Annuity Account Value in the Variable Investment Options and the Guaranteed Interest Option. If there is insufficient value or no value in the Variable Investment Options and the Guaranteed Interest Option, any additional amount required or the total amount of the Charge(s), as applicable, will be deducted from the Account for Special Dollar Cost Averaging. If there is insufficient value or no value in the Account for Special Dollar Cost Averaging, any additional amount required or the total amount of the Charge(s), as applicable, will be deducted from the Segment Type Holding Account(s) on a pro-rata basis. If there is insufficient value or no value in the Segment Type Holding Account(s), any additional amount required or the total amount of the Charge(s), as applicable, will be deducted from the Segments on a pro-rata basis.

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Part IX A is added to the Contract, as follows:

PART IX A – GENERAL PROVISIONS

SECTION 9A.03 DEFERMENT

The use of proceeds to provide a payment of a Death Benefit and payment of any portion of the Annuity Account Value (less any Withdrawal Charge that applies) will be made within seven days after the Transaction Date of the request. Payments or proceeds from the Structured Investment Option can be deferred for any period during which (1) any of the stock exchanges is closed or trading is restricted, (2) sales of securities or determination of the fair value of the Investment Option’s assets is not reasonably practicable because of an emergency, or (3) the Securities and Exchange Commission, by order, permits us to defer payment in order to protect persons with interests in the Structured Investment Option.

Payments from a Segment may be deferred during an unscheduled close day as described in Section 2B.08 of this Rider.

SECTION 9A.04 REPORTS AND NOTICES

At least once each year until the Contract’s Maturity Date, we will send you a report showing:

(a)	the total number of Accumulation Units in the Segment Type Holding Account and the Accumulation Unit Value;

(b)	the dollar amount in the Segment Type Holding Account;

(c)	the Segment Interim Value of each Segment.

In addition, we will send you a report for each new Segment to which the Annuity Account Value was allocated showing the Segment Start Date, Segment Maturity Date and Performance Cap Rate.

A report as described above or any written notice as described in any other Section will be satisfied by our mailing any such report or notice to your last known address as shown in our records. The information provided will be as of a date not more than four months prior to the date of mailing. We will make copies of the reports available to you upon request at no additional cost.

Notices sent to us will not be effective until received at the Processing Office. Your Contract Number should be included in all correspondence.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

[	[

Mark Pearson,	José Ramón González,
Chief Executive Officer]	Chief Legal Officer and Secretary]

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